UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AOL Inc.
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AOL SUCCESSFULLY IMPLEMENTING THE RIGHT STRATEGY TO DELIVER

LONG-TERM STOCKHOLDER VALUE

Board Has Presided over Improvement of AOL’s Operating Results and Financial

Strength and Unlocked over $1.7 Billion in Value in Two Years

AOL Urges Stockholders to Vote FOR the Board’s Nominees on the WHITE Proxy Card

Today

Mails Letter to Stockholders

NEW YORK, NY—May 2, 2012– AOL, Inc. (NYSE: AOL) today mailed a letter to stockholders in connection with the Company’s 2012 Annual Meeting of Stockholders scheduled for June 14, 2012.

The following is the text of the letter from Tim Armstrong, AOL’s Chairman and CEO

May 2, 2012

Dear Fellow Stockholder:

Since AOL became an independent public company in late 2009, AOL’s Board of Directors (“Board”) and senior management have successfully charted a new strategic and financial course for the Company. This new approach has significantly improved AOL’s results, enhanced the prospects for sustained growth, and created value for all stockholders.

You now face an important decision about the future of your investment in the Company. At our Annual Meeting of Stockholders on June 14, 2012, Starboard Value L.P. (“Starboard”), an AOL stockholder, is seeking to elect its own slate of three Director candidates to your Board in order to advance its own interests. We urge you to continue to support the AOL Board and our strategy for success.

Your vote is important in this election, and we urge you to vote so that your voice is heard. To elect the AOL Board’s nominees, we encourage you to vote today by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope.

AOL HAS BEEN SUCCESSFULLY IMPLEMENTING ITS CLEAR STRATEGY TO

DELIVER LONG-TERM STOCKHOLDER VALUE

•

We have STREAMLINED our operations by reducing annual costs by approximately $500 million prior to investment in areas of strategic focus, reducing headcount by 37%, ending unfavorable distribution deals and exiting unprofitable markets.

•

We have MONETIZED our patent portfolio by entering into a definitive agreement with Microsoft Corporation (“Microsoft”) to sell over 800 patents and license 300 additional patents and patent applications for $1.056 billion in cash in a tax efficient transaction.

•

We have RETURNED capital to stockholders by buying back more than 12% of our outstanding shares since August 2011, and have committed to return a significant portion of the proceeds of the almost $1.1 billion patent sale.

•

We have ENHANCED the consumer experience offered by our products by significantly reducing the number of advertisements on our pages, introducing industry-changing offerings like Project Devil, by investing in high-growth opportunities like The Huffington Post, goviral and Patch, by improving our search product, and by tailoring our Subscription service to our customers’ needs through curated service bundles and

•

We have FOCUSED our product portfolio by investing in key destination brands, including AOL.com, The Huffington Post, Moviefone, DailyFinance, Stylelist, Engadget and TechCrunch, while outsourcing non-core content such as Sports, Health and Real Estate Listings.

Our strategy has positioned the Company to succeed in a digital landscape that is still being formed. AOL has developed a premier portfolio of online brands. On a monthly basis, our brands serve the needs of more than 200 million consumers around the world and we have a full-service suite of advertising products that allows our thousands of advertising partners to reach meaningful audiences at scale. We believe our strategy has positioned AOL for success today and in the future of the digital media space. Our strategy is working, has created significant stockholder value, and will create even more stockholder value over the long term—if YOU, by supporting the AOL Board, allow that strategy to proceed.

AOL’S STRATEGY IS WORKING, GENERATING IMPROVED RESULTS AND

POSITIONING THE COMPANY FOR GROWTH

AOL ended 2011 with our best relative performance as a Company in the past five years with advertising revenue growing once again for the first time since 2008, with significant improvements in legacy revenue streams and with substantial cost reductions. As a result, the Company is well on its way to achieving its goal of total company revenue and adjusted operating income before depreciation and amortization (“Adjusted OIBDA”) growth in 2013. Our improved results demonstrate the significant progress we have made in executing our strategy.

•

We have ACHIEVED revenue growth in global display revenue for the first time since 2007 in the first quarter of 2011 and grew global display revenue year-over-year in each quarter of 2011 and by 15% in the fourth quarter of 2011.

•	We have ATTAINED four consecutive quarters of year-over-year revenue growth in search on AOL.com and three consecutive quarters of year-over-year revenue growth in Third Party Network revenue.

•

We have ACCOMPLISHED significant improvements in key metrics in the fourth quarter of 2011, including a double-digit growth rate in video revenue, video ad impressions, Project Devil advertisers and revenue, and a triple-digit growth rate in local traffic, advertisers, ad impressions and revenue.

•

We have PRODUCED substantial progress in moderating the decline in subscription revenues, with the first sequential growth in subscription revenues since 2006 occurring in the fourth quarter of 2011 and

•

We have REALIZED two consecutive quarters of sequential Adjusted OIBDA growth through the fourth quarter of 2011 and the first increase in free cash flow year-over-year since the first quarter of 2009.

AOL is investing in high-growth areas, such as Patch. Patch offers a flexible and powerful solution connecting national, regional and local advertisers with highly-engaged, hyper-local audiences on one platform. The opportunity for local online advertising is massive and growing, with the market expected to increase to $38.5 billion by 2016 (BIA/Kelsey, March 2012). As part of our strategy to leverage our existing competencies in this area by growing consumer traffic to Patch sites and then implementing a scaled monetization plan, we have established more than 850 individual Patches and we are now focusing on increasing the monetization of those Patches. We believe this strategy is working, as Patch ended the fourth quarter of 2011 with triple-digit year-over-year revenue growth and approximately 6,500 advertisers. Furthermore, as of March 2012, Patch had already sold advertising equivalent to over 80% of its revenue for the entire year in 2011, illustrating that the growth witnessed in the fourth quarter has continued into 2012. We expect to remain on this rapid trajectory of revenue growth and assuming that trend sustains and is coupled with expense control and continued strong consumer engagement, we will maintain our course to take advantage of this opportunity. We believe Patch is exceptionally positioned to grow in the local space and we believe it will yield meaningful returns for our shareholders in the years to come.

THE BOARD HAS TAKEN ACTIONS THAT HAVE DELIVERED SIGNIFICANT

STOCKHOLDER VALUE

The Board has a clear and consistent pattern of unlocking significant stockholder value and has increased our cash position from $100 million as of December 31, 2009 to more than $400 million as of December 31, 2011:

•	In 2010, we DELIVERED $650 MILLION in stockholder value by divesting non-core assets, such as Bebo, buy.at, DMS, ICQ and certain real estate properties.

•	In 2011, we INITIATED A $250 MILLION stock repurchase authorization and

•	Now, in 2012, we will GENERATE OVER $1 BILLION in stockholder value from the Microsoft patent transaction, and we intend to return a significant portion of these proceeds to our stockholders.

Our Board is committed to creating stockholder value and nowhere was this more evident than on April 9, 2012, when AOL announced that it had entered into a definitive agreement with Microsoft to sell over 800 patents and license 300 additional patents and patent applications for almost $1.1 billion in cash. The structure of this tax-efficient transaction, with a combined sale and licensing agreement, allows AOL to monetize its valuable patent portfolio without selling the Company’s foundational patents that span core and strategic technologies. The patent transaction represented the culmination of a process of exploring ways to monetize intellectual property that began in October 2011 and was the result of a robust auction process.

AOL will return a significant portion of the sale proceeds from the patent transaction to stockholders. Having unlocked the value of the Company’s patent portfolio for stockholders, AOL intends to return a significant portion of the proceeds to stockholders and we will determine the method to do so prior to the closing of the patent transaction. The current Board and management of AOL have a track record of actively returning capital to stockholders, with the Company having repurchased more than 12% of its shares outstanding since August 11, 2011.

AOL’S STOCK PRICE HAS APPRECIATED AS THE MARKET

HAS RECOGNIZED THE COMPANY’S ACCOMPLISHMENTS

As AOL’s stock price has appreciated, it has outperformed the Company’s peers. Our strategy has delivered improved performance and our stock price has increased. AOL’s stock price has appreciated approximately 144.6% from its 2011 low and 65.6% year-to-date through April 20, 2012. Even before the recent significant increase due to the patent transaction, AOL’s stock performance through April 5, 2012 represented a 80.2% increase from its 2011 low and a 22.0% increase year-to-date. Furthermore, AOL’s stock price has outperformed the market over the last 12 months, appreciating 25.3% relative to (1.3)% and 7.1% returns for the S&P Midcap 400 index and NASDAQ Composite index, respectively. Our stock price also outperformed the market prior to the patent transaction, with our 22.0% increase year-to-date as of April 5, 2012 beating 12.0% and 18.2% returns for the S&P Midcap 400 index and NASDAQ Composite index, respectively. Your support will enable us to continue to pursue the strategy that has achieved these returns.

AOL’S BOARD IS EQUIPPED WITH EXPERIENCE HIGHLY RELEVANT TO OUR

STRATEGY, IS INDEPENDENT AND REPRESENTS THE

INTERESTS OF ALL STOCKHOLDERS

AOL’s Board has the experience, qualifications and diversity necessary to provide effective oversight and direction to the Company. All of AOL’s Directors have extensive executive and/or public company board experience in a variety of businesses that are highly relevant to oversight of AOL. These businesses include display advertising, marketing, journalism, digital media, television, finance and business development. Your Board has brought its substantial experience to bear through active engagement in AOL’s turnaround strategy to create value for stockholders, with members holding or having held senior management or board positions at brand-name companies such as Amazon.com, Automatic Data Processing, Inc., CBS Corporation, Gilt Groupe, Inc., Google Inc., Kraft Foods Inc., The Proctor & Gamble Company, and respected organizations including the John S. and James L. Knight Foundation, and The Paley Center for Media, among many others.

AOL’s Board is independent and has a stockholder-friendly corporate governance structure that provides rigorous oversight of AOL’s strategic direction. Your Board consists of eight highly-qualified, annually elected Directors, seven of whom are independent. In addition, all five of the standing committees of the Board are comprised entirely of independent Directors and the Board has a Lead Independent Director to ensure effective and independent oversight of management. Because all of our Directors have joined the Board within the past three years, each member brings a fresh outside perspective.

The interests of AOL’s Board and management team are directly aligned with the interests of our stockholders. All of our Directors and senior executives own AOL stock. To ensure that the interests of senior executives are fully aligned with stockholders, the Company instituted stock ownership guidelines for AOL senior executives that encourage behaviors that have a positive influence on stock price appreciation and total stockholder return, and all executives are in full compliance. Additionally, AOL Directors and executive officers collectively hold almost 5% of AOL’s stock. Furthermore, cash compensation from performance bonuses for senior executives is almost entirely tied to Adjusted OIBDA and Free Cash Flow. In 2011, over 69% of our Chairman and CEO’s compensation and 78% of our other senior executives’ compensation was from equity and cash performance bonuses as the Company had its second sequential growth in Adjusted OIBDA in the fourth quarter of 2011 and saw Free Cash Flow grow year-over-year for the first time since the first quarter of 2009.

PROTECT YOUR INVESTMENT: SUPPORT YOUR BOARD’S EFFORTS TO

ENHANCE STOCKHOLDER VALUE VOTE THE WHITE

PROXY CARD TODAY

AOL seeks your support in electing the Company’s eight highly qualified nominees and your Board unanimously recommends that stockholders vote “FOR” the Company’s experienced and highly qualified Director nominees: Tim Armstrong, Richard Dalzell, Karen Dykstra, Alberto Ibargüen, Susan Lyne, Patricia Mitchell, Fredric Reynolds and James Stengel.

Your vote is extremely important, no matter how many or how few shares you own. Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in AOL by voting the WHITE proxy card. We urge you to vote today by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Please do not return or otherwise vote any proxy card sent to you by Starboard. If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., which is assisting us in connection with this year’s Annual Meeting, at 800-322-2885.

On behalf of your Board, we thank you for your continued support of AOL as we work to create a lasting business that provides stockholders with exceptional value.

Sincerely,

/s/

Tim Armstrong
Chairman and Chief Executive Officer

If you have any questions, require assistance in voting your shares, or need additional copies of AOL’s proxy materials, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue

New York, NY 10016

(212) 929-5500 (call collect)

Or

TOLL-FREE (800) 322-2885

About AOL

Having helped millions of Americans to get online, AOL Inc. (NYSE: AOL) is on a mission to inform, entertain and connect the world. The home of a world-class collection of premium brands, AOL creates original content that engages audiences on a local and global scale. We help marketers connect with these audiences through effective and engaging digital advertising solutions.

From time to time, we post information about AOL on our investor relations website (http://ir.aol.com) and our official corporate blog (http://blog.aol.com).

Forward-Looking Statements

This letter may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” section contained in our Annual Report on Form 10-K for the year ended December 31, 2011 (the “Annual Report”), filed with the Securities and Exchange Commission. In addition, we operate a web services company in a highly competitive, rapidly changing and consumer- and technology-driven industry. This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors. Achieving our business and financial objectives, including growth in operations and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” section contained in the Annual Report as well as, among other things: 1) changes in our plans, strategies and intentions; 2) continual decline in market valuations associated with our cash flows and revenues; 3) the impact of significant acquisitions, dispositions and other similar transactions; 4) our ability to attract and retain key employees; 5) any negative unintended consequences of cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts; 6) market adoption of new products and services; 7) the failure to meet earnings expectations; 8) asset impairments; 9) decreased liquidity in the capital markets; 10) our ability to access the capital markets for debt securities or bank financings; 11) the impact of “cyber-warfare” or terrorist acts and hostilities and 12) the approval of the patent transaction with Microsoft Corporation by antitrust authorities and the satisfaction of the other closing conditions to that transaction as well as to factors that could affect the manner, timing and amount of the return of any of the sale proceeds to AOL shareholders including the need for AOL to retain cash for its business or to satisfy liabilities.

Additional Information

In connection with the solicitation of proxies, AOL has filed with the Securities and Exchange Commission, a definitive proxy statement and other relevant documents concerning the proposals to be presented at AOL’s 2012 Annual Meeting of Stockholders. The proxy statement contains important information about AOL and the 2012 Annual Meeting. In connection with the 2012 Annual Meeting, AOL has mailed the definitive proxy statement to stockholders. In addition, AOL files annual, quarterly and special reports, proxy statements and other information with the SEC. You are urged to read the proxy statement and other information because they contain important information about AOL and the proposals to be presented at the 2012 Annual Meeting. These documents are available free of charge at the SEC’s website (www.sec.gov) or from AOL at our investor relations website (http://ir.aol.com). The contents of the websites referenced herein are not deemed to be incorporated by reference into the proxy statement.

AOL and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from AOL’s stockholders in connection with the election of directors and other matters to be proposed at the 2012 Annual Meeting. Information regarding the interests, if any, of these directors, executive officers and specified employees is included in the definitive proxy statement and other materials filed by AOL with the SEC.

Media Contact:

Maureen Sullivan

Maureen.Sullivan@teamaol.com

212-206-5030

Investor Relations Contact:

Eoin Ryan

Eoin.Ryan@teamaol.com

212-206-5025